Exhibit (a)(5)(G)

Media Contact:

Dana Stelsel

Corporate Communications Manager

(765) 771-5766

dana.stelsel@wabashnational.com

Investor Relations:
Mike Pettit
Vice President – Finance and Investor Relations
(765) 771-5581
michael.pettit@wabashnational.com

Wabash National Corporation Completes Acquisition of Supreme Industries, Inc.

•	Accelerates Wabash National’s organic growth in the approximately $2.0B final mile equipment segment
•	Delivers on Wabash National’s strategic plan to diversify the business
•	Expected to be accretive in first full calendar year

LAFAYETTE, Ind. — September 27, 2017 – Wabash National Corporation (NYSE: WNC), a diversified industrial manufacturer and North America’s leading producer of semi-trailers and liquid transportation systems, has completed the acquisition of Supreme Industries, Inc. (NYSE American: STS), a leading manufacturer of truck bodies, following a cash tender offer by a subsidiary of Wabash National for all outstanding shares of Supreme’s Class A and Class B common stock. The signing of the definitive agreement was previously announced August 8, 2017.

“We are excited to add the Supreme business to our portfolio in order to leverage the urbanization and ecommerce trends which are fueling a consumer preference for home delivery.” said Chief Executive Officer Dick Giromini. “This acquisition is the continuation of our growth and diversification strategy into the rapidly growing final mile space. Wabash intends to be at the forefront of the final mile evolution in the transportation market, and the addition of Supreme to our portfolio advances that strategy. I welcome the Supreme associates to the Wabash team.”

The depositary for the tender offer has advised Wabash National that at the completion of the offering period at 12:01 a.m. Eastern Time, on September 27, 2017, stockholders of Supreme had validly tendered 14,074,879 Class A Shares and 1,656,466 Class B Shares (including shares tendered through notices of guaranteed delivery), representing an aggregate of approximately 91.67% of Supreme’s outstanding shares as of such time (or approximately 90.88% of outstanding shares excluding notices of guaranteed delivery). The shares tendered in the offer were sufficient under the Delaware General Corporation Law for a subsidiary of Wabash National to merge with and into Supreme after the completion of the tender offer and for Supreme to become a wholly owned subsidiary of Wabash National without a vote of Supreme’s stockholders. Shares validly tendered and not properly withdrawn during the offering period have been accepted for payment and will be paid promptly. As a result of the merger that followed the tender offer, each Share not tendered and accepted for payment in the offer (other than those Shares with respect to which the holders properly exercise appraisal rights and Shares held by Wabash National or a subsidiary of Wabash National) has been converted into the right to receive $21 net to the seller in cash, without interest thereon and subject to applicable withholding taxes.

As a result of the acquisition, Supreme became a direct wholly owned subsidiary of Wabash National and Supreme’s shares will cease to be traded on the NYSE American.

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About Wabash National Corporation

Wabash National Corporation (NYSE:WNC) is a diversified industrial manufacturer and North America’s leading producer of semi-trailers and liquid transportation systems. Established in 1985 in Lafayette, Indiana, the company manufactures a diverse range of products, including: dry freight and refrigerated trailers, platform trailers, bulk tank trailers, dry and refrigerated truck bodies, truck-mounted tanks, intermodal equipment, aircraft refueling equipment, structural composite panels and products, trailer aerodynamic solutions, and specialty food grade and pharmaceutical equipment. Its innovative products are sold under the following brand names: Wabash National®, Beall®, Benson®, Brenner® Tank, Bulk Tank International, DuraPlate®, Extract Technology®, Garsite, Progress Tank, Supreme®, Transcraft®, Walker Engineered Products, and Walker Transport. Learn more at www.wabashnational.com.

Safe Harbor

This press release contains certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey Wabash National’s current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward-looking statements. These forward-looking statements include, among other things, all statements regarding Wabash National’s acquisition of Supreme Industries. These and other forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Risks and uncertainties include, among others, the successful integration of Supreme into Wabash National’s business subsequent to the closing of the transaction; adverse reactions to the proposed transaction by customers, suppliers or strategic partners; dependence on key personnel and customers; reliance on proprietary technology; management of growth and organizational change; risks associated with litigation; uncertain economic conditions, including the possibility that customer demand may not meet our expectations; risks in implementing and sustaining improvements in Wabash National’s manufacturing operations and cost containment; dependence on industry trends; and competitive actions in the marketplace. Readers should review and consider the various disclosures made by Wabash National in this press release and its reports to its stockholders and periodic reports on Forms 10-K and 10-Q.

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